Exhibit 8.1

List of Subsidiaries of IM Cannabis Corp.

Legal Entity	Jurisdiction	Relationship with the IM Cannabis Corp.
I.M.C Holdings Ltd. (“IMC Holdings”)	Israel	Wholly-owned subsidiary
I.M.C. Pharma Ltd. (“IMC Pharma”)	Israel	Wholly-owned subsidiary of IMC Holdings
I.M.C Farms Israel Ltd. (“IMC Farms”)	Israel	Wholly-owned subsidiary of IMC Holdings
Focus Medical Herbs Ltd. (“Focus”)	Israel	Private company over which IMC Holdings exercises “de facto control” under IFRS 10
R.A. Yarok Pharm Ltd. (“Pharm Yarok”)	Israel	Wholly-owned subsidiary of IMC Holdings
Rosen High Way Ltd. (“Rosen High Way”)	Israel	Wholly-owned subsidiary of IMC Holdings
Revoly Trading and Marketing Ltd. dba Vironna Pharm (“Vironna”)	Israel	Subsidiary of IMC Holdings
Oranim Plus Pharm Ltd. (“Oranim Plus”)	Israel	Subsidiary of IMC Holdings
Trichome Financial Corp. (“Trichome”) *	Canada	Wholly-owned subsidiary
Trichome JWC Acquisition Corp. (“TJAC”) *	Canada	Wholly-owned subsidiary of Trichome
MYM Nutraceuticals Inc. (“MYM”) *	Canada	Wholly-owned subsidiary of Trichome
Highland Grow Inc. (“Highland” or “Highland Grow”) *	Canada	Wholly-owned subsidiary of MYM International Brands Inc.
Adjupharm GmbH (“Adjupharm”)	Germany	Subsidiary of IMC Holdings

*Discontinued operations. Please see note number 24 in the 2022 Annual Financial Statement. For more information, please see: “Developments During the Financial Year Ended December 31, 2022”.